Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-117354 of Kensey Nash Corporation and Subsidiaries on Form S-8 of our reports dated September 12, 2005, relating to the financial statements of Kensey Nash Corporation, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Kensey Nash Corporation and Subsidiaries for the year ended June 30, 2005.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

September 12, 2005